Filed Pursuant to Rule 424(b)(3)

Registration No. 333-61472

Prospectus Supplement No. 1
dated November 16, 2004
to
Reoffer Prospectus dated May 23, 2001

THE CRONOS GROUP

275,000 Shares of Common Stock

     This Prospectus Supplement relates to the reoffer and resale of up to 275,000 shares of our common stock, par value $2.00 per share, that may be acquired upon the exercise of directors’ options or the settlement of directors’ stock units granted to independent directors of The Cronos Group (the “Company”) under the Company’s Non-Employee Directors’ Equity Plan (the “Directors’ Equity Plan”). This Prospectus Supplement supplements our Reoffer Prospectus dated May 23, 2001 (the “Prospectus”) in order to set forth updated information with respect to the number of securities owned by the selling shareholders that may be offered under the Prospectus.

     You should read this Prospectus Supplement in connection with the Prospectus. This Prospectus Supplement updates information in the Prospectus and accordingly, to the extent inconsistent, the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     The table below amends and replaces the table appearing in the section entitled “Selling Shareholders” on page 18 of the Prospectus. The table sets forth, with respect to each selling shareholder, based upon the information available to us as of November 16, 2004: (a) the selling shareholder’s relationship with us within the past three years; (b) the number of common shares beneficially owned by the selling shareholder prior to this offering; (c) the number of securities which may be offered pursuant to the Prospectus and this Prospectus Supplement; and (d) the amount and percentage of our common shares that would be owned by the selling shareholder after completion of this offering.

				Shares to be
				Beneficially
			Common Shares	Owned Upon
		Shares	Available to be	Completion of
		Beneficially	Resold	Offering (1)(2)
	Relationship to	Owned Prior to the	Under this
Selling Shareholder	Company	Offering (3)	Prospectus (3)	Number	Percent
Maurice Taylor	Director of Cronos since 1998	116,624 (4)(5)	76,624	40,000	(7)
Charles Tharp	Director of Cronos since 1999	45,226 (4)	45,126	100	(7)
S. Nicholas Walker	Director of Cronos since 1999	985,394 (4)(5)(6)	76,624	908,770	13%
Robert M. Melzer	Director of Cronos since 2000	111,624 (4)(5)	76,624	35,000	(7)

(1)	In calculating the percentage of total class ownership, the number of outstanding shares used was 7,260,080.

(2)	Assumes that the outstanding options are exercised, all outstanding stock units are settled, all shares offered hereby are sold, and that no additional shares will be acquired and no shares other than those offered hereby will be sold.

(3)	Includes all shares issuable upon exercise of director’s options or the settlement of director’s stock units that have been granted to the selling shareholders through November 16, 2004, regardless of whether these director’s options or director’s stock units are currently exercisable or vested, respectively.

(4)	Under the Directors’ Equity Plan, each of the selling shareholders was granted a director’s option for 15,000 common shares on January 10, 2001, 15,000 common shares on January 10, 2002, and 126 common shares on January 10, 2003, and an additional director’s option for 15,000 common shares upon his election to convert SARs held be him into a director’s option.

(5)	Under the Directors’ Equity Plan, each of Messrs. Walker, Taylor and Melzer has been granted, through November 16, 2004, director’s stock units to be settled by delivery of 31,498 common shares pursuant to his election to convert 100% of the cash compensation otherwise payable to him as a director into director’s stock units.

(6)	Includes 872,070 common shares owned directly by The Lion Fund Limited, a Cayman Islands exempted company (“LFL”) and 36,600 common shares owned directly by York Lion Fund, L.P., a Delaware limited partnership (“Lion L.P.”). York GP, Ltd., a Cayman Islands exempted company (the “General Partner”) is the general partner of Lion L.P. York Asset Management Limited, a company incorporated in the Commonwealth of the Bahamas (“YAML”) is the Investment Manager of Lion L.P. LFL is also managed by YAML. Mr. Walker is the Managing Director of both YAML and the General Partner. Mr. Walker is also a potential beneficiary of two trusts which collectively own 11.5% of the outstanding capital stock of LFL. Other than for his beneficial interest in said trusts, Mr. Walker disclaims beneficial ownership of the 872,070 common shares of the Company owned by LFL except to the extent of his pecuniary interest in LFL by reason of his position as Managing Director of YAML. Mr. Walker also disclaims beneficial ownership of the 36,600 common shares of the Company owned by Lion L.P., except to the extent of his pecuniary interest in Lion L.P. by reason of his position as Managing Director of the General Partner.

(7)	Less than 1%.